BASE TEN SYSTEMS, INC. EMPLOYEE STOCK PURCHASE PLAN


                                    ARTICLE I

                              PURPOSE AND APPROVAL

         1.1. Purpose of the Plan. The purpose of the Base Ten Systems, Inc. Employee Stock Purchase Plan is to provide a method whereby Employees of the Company may acquire a proprietary interest in the Company through the purchase of Shares of common stock of Base Ten Systems, Inc. The Plan is intended to qualify as an "Employee Stock Purchase Plan" as defined in Section 423 of the Code. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of the Code.

         1.2. Approval of the Plan. The Plan was adopted by the Board on January 13, 1998. The approval of the Plan by stockholders of the Company is required to be obtained within one (1) year following the adoption of the Plan by the Board for the Plan to be qualified under Section 423 of the Code. The Plan will be submitted to the stockholders at the 1998 Annual Meeting for this purpose. If for any reason the stockholders fail to approve the Plan within the required period of time, the Plan will not be implemented.


                                   ARTICLE II

                                   DEFINITIONS

         2.1. "Account" means the account maintained by the Company for a Participant pursuant to Section 3.3.

         2.2. "Act" means the Securities Exchange Act of 1934, as amended.

         2.3. "Board" means the Board of Directors of the Company.

         2.4. "Business Day" means a day on which there is trading on The New York Stock Exchange.

         2.5. "Code" means the Internal Revenue Code of 1986, amended.

         2.6. "Committee" means the Compensation Committee of the Board, or such other Committee as the Board may designate to administer the Plan pursuant to
Article VI.

         2.7. "Company" means Base Ten Systems, Inc.

         2.8. "Compensation" means all base salary, wages, cash bonuses, commissions and overtime before giving effect to any compensation reductions made in connection with any plans described in Section 401(k) or Section 125 of the Code, and any other payments designated by the Committee.

         2.9. "Effective Date" means the effective date of the Plan identified in Section 7.8.

         2.10. "Eligible Employee" means an Employee described in Section 3.2.

         2.11. "Employee" means any person having an employment relationship with the Company or a Participating Corporation within the meaning of Code
Section 423, subject to the exclusion of such persons or classes of persons as the Committee may determine is consistent with Section 423 of the Code and other applicable law.

         2.12. "Exercise Price" means the purchase price for Shares purchased pursuant to the exercise of an Option identified in Section 4.1.

         2.13. "Fair Market Value" means, with respect to Shares on any Business Day, the average of the high and low prices of the Shares on the NASDAQ on such date as published in the Wall Street Journal for such day; provided that if prices of Shares shall not be so published, the Fair Market Value of a Share shall be determined by the Committee.

         2.14. "Offering" means an offering to Employees of Options to purchase Shares under Section 4.1.

         2.15. "Offering Commencement Date" means the first business day of each Offering Period.

         2.16. "Offering Period" means each period of twelve (12) months commencing on the Effective Date and thereafter on each anniversary of the Effective Date during which the Plan is in effect.

         2.17. "Option" means an option to purchase Shares granted pursuant to the Plan.

         2.18. "Participant" means an Eligible Employee who has elected to participate in the Plan pursuant to Section 3.3, and who has not become an ineligible Employee or withdrawn from participation in the Plan pursuant to
Article III.

         2.19. "Participating Corporation" means a corporation so designated pursuant to Section 3.1(B).

         2.20. "Parent" means any corporation defined as such in Section 424(e) of the Code.

         2.21. "Plan" means the Base Ten Systems, Inc. Employee Stock Purchase Plan.

         2.22. "Plan Administrator" means the Committee except to the extent that the Committee may otherwise designate pursuant to Article VI.

         2.23. "Purchase Date" means the last business day of each three (3) month period during an Offering Period with the first three (3) month period during each Offering Period commencing on the Effective Date or the anniversary of the Effective Date, as the case may be.

         2.24. "Share" means one share of Class A Common Stock ($1.00 par value) of the Company.

         2.25. "Subsidiary" means any corporation defined as such in Section 424(f) of the Code.

         2.26. "Transfer Agent" means the officially designated transfer agent of the Company.


                                   ARTICLE III

                          ELIGIBILITY AND PARTICIPATION

         3.1. Granting of Options to Employees

                  A. Granting of Options to Company Employees Only. To the extent permitted by the Plan, Options to purchase Shares hereunder shall only be granted to Employees of the Company or a Participating Corporation.

                  B. Designation of Participating Corporations. Designations of additional corporations whose Employees may be granted Options to purchase Shares to the extent permitted hereunder will be made from time to time by the Committee. Such designations shall be of the Subsidiaries and Parents of the Company.

                  C. Employee Rights and Privileges. All Employees granted Options under the Plan shall have the same rights and privileges, except that the Committee may from time to time provide for differences in the rights and privileges of Employees granted Options hereunder, so long as such differences do not jeopardize the qualification of the Plan under Code Section 423 or violate other applicable law.

         3.2. Eligibility of Employees. Employees who qualify as Eligible Employees pursuant to this Section shall be eligible to elect to participate in the Plan in accordance with Section 3.3.

                  A. Eligible Employees Defined. Except as otherwise required by
Section 423 of the Code or other applicable law, an Employee (full or part time) shall be considered an Eligible Employee for the purposes of participation in the Plan on the first date following completion of sixty (60) days of service.

                  B. Rehired Employees. If an Eligible Employee who has ceased to be an Employee becomes an Employee again on a date thereafter, such Employee automatically shall become an Eligible Employee effective as of the Offering Commencement Date following such date.

                  C. Employees Deemed Ineligible For Participation

                            (i) Approved Leave Of Absence. An Employees shall be
                  deemed an ineligible Employees during the period such Employees is on a Company approved leave of absence. Such a Participant shall be deemed to have filed a withdrawal form in accordance with Section 3.4(A) on the date such Employee first begins such approved leave of absence, and such deemed filing shall have the same consequences as would the actual filing of a withdrawal form pursuant to Section 3.4(A). As of the Offering Commencement Date following the end of the period during which the approved leave of absence expires and the Employee returns to active employment with the Company or a Participating Corporation, such Employee shall no longer be deemed an ineligible Employee pursuant to this Section.

                            (ii) 5% Owners. No Option shall be granted hereunder
                  to any Employee who, immediately after the Option is granted, owns or would own, within the meaning of Section 424(d) of the Code, Shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. For purposes of this Section, Shares that an Employee would be entitled to purchase during an Offering Period applicable to an Option that has been granted pursuant to Section 4.1 shall be treated as owned by the Employee.

                            (iii) Employees With Exercise Rights In Excess Of $25,000 Per Year. No Option shall be granted hereunder to any Employee if, within the calendar year in which such Option first becomes exercisable, such Option (together with any other options that first become exercisable in such year that have been granted to the Employees under the Plan or any other qualified Employee stock purchase plan maintained by the Company) would provide the Employee with the right in such year to purchase Shares having a Fair Market Value (determined on the Offering Commencement Date applicable to each such Option) in excess of $25,000.

                            (iv) Other Employees. The Committee may from time to
                  time deem ineligible for participation hereunder any class or group of Employees, so long as the exclusion of such class or group from participation does not jeopardize the qualification of the Plan under Code Section 423 or violate other applicable law.

         3.3. Election to Participate.

                  A. Payroll Deduction Authorization Form. An Eligible Employee may elect to participate in the Plan by filing a properly completed authorization form, or such other authorization as the Plan Administrator shall require, with the party and by the date designated by the Plan Administrator. Such form shall authorize automatic payroll deductions from a Participant's Compensation for each pay period commencing on the Offering Commencement Date next succeeding receipt of the timely filed authorization form by the designated party (or such other date as may be designated by the Plan Administrator), and continuing until (i) the Participant changes the amount of such payroll deductions pursuant to Section 3.3(C), (ii) the Participant becomes an ineligible  Employee or withdraws  from  participation  in the Plan  pursuant to
Article III, (iii) the Plan is suspended or terminated pursuant to Section 7.11, or (iv) the Committee otherwise determines. If a Participant has not withdrawn or been deemed to have withdrawn from the Plan, such Participant does not need to re-enroll for subsequent Offering Periods.

                  B. Amount of Payroll Deductions. The payroll deductions authorized by the Participant shall be in whole dollars, with a minimum of Five Dollars ($5.00) per pay period up to a maximum of ten percent (10%) of Compensation, for each pay period, in effect on the date the payroll deductions to which the authorization form relates are made.

                  C. Changes in Payroll Deductions. Subject to Section 3.3(B), A Participant may increase or decrease the amount of payroll deductions previously authorized by filing a properly completed change form, or such other authorization as the Plan Administrator shall require, with the party and by the date designated by the Plan Administrator but in no event more often than once during each three (3) month period ending on a Purchase Date. Such change shall be made in whole dollars subject to the limitation contained in Section 3.3(B) above, and shall be effective beginning as soon as practicable after the receipt of the timely filed change form by the designated party (or such other date as may be designated by the Plan Administrator). If a Participant reduces his or her participation level below the minimum set forth in Section 3.3(B), such Participant will be deemed to have withdrawn from the Plan. The deemed filing of a withdrawal form pursuant to this Section shall have the same consequences as would the actual filing of a withdrawal form pursuant to Section 3.4(A).

                  D. Participant's Account. The Company shall maintain payroll deduction Accounts for all Participants. Payroll deductions made from a Participant's Compensation shall be credited to the Participant's Account, and shall be applied for the purchase of Shares pursuant to Article IV. A Participant may not make any separate cash payment into his or her Account. No interest shall be paid or allowed on any payroll deductions credited to a Participant's Account.

         3.4. Withdrawal From Participation

                  A. In General. A Participant may at any time withdraw from participation in the Plan by filing a properly completed withdrawal form, or such other authorization as the Plan Administrator shall require, with the party and by the date designated by the Plan Administrator. As soon as practicable after receipt of the timely filed withdrawal form by the designated party, (i) all payroll deductions then credited to the Participant's Account which have not already been applied for the purchase of Shares hereunder shall be paid to the Participant, (ii) no further payroll deductions shall be made from the Participant's Compensation and no Options shall be granted to the Participant during any Offering Period commencing thereafter, unless the Participant elects again to participate in the Plan pursuant to Section 3.3, and (iii) subject to the provisions of Section 4.2(C) of this Plan, unless otherwise designated in writing by the Participant, the Participant's Account shall remain in existence and all Shares in such Account at the time of withdrawal shall remain in the Account. Partial withdrawals from participation shall not be permitted. After a withdrawal or deemed withdrawal from participation, a Participant, if eligible, shall only be permitted to re-enroll in the Plan effective as of the next succeeding Offering Commencement Date.

                  B. Termination of Employment. If a Participant ceases to be an Employee for any reason on or before the last working day preceding the 15th day prior to any Purchase Date, the Participant shall be deemed to have filed a withdrawal form in accordance with Section 3.4(A) on the date such Participant ceases to be an Employee. If the Participant ceases to be an Employee after such last working day, the Participant shall be deemed to have (i) exercised any outstanding Options in accordance with Article IV, and (ii) immediately thereafter filed a withdrawal form in accordance with Section 3.4(A). The deemed filing of a withdrawal form pursuant to this Section shall have the same consequences as would the actual filing of a withdrawal form pursuant to Section 3.4(A).


                                   ARTICLE IV

                        GRANTING AND EXERCISE OF OPTIONS

         4.1. Granting of Options

                  A. Yearly Offerings. The Plan shall be implemented by Offerings to Participants of Options to purchase Shares. Offerings shall be made each Offering Period. Each Offering shall commence on the Offering Commencement Date and shall terminate on the day immediately prior to the next succeeding anniversary of the Effective Date. The first Offering Commencement Date shall be the Effective Date of the Plan as provided in Section 7.8. Offerings shall continue to be made under the Plan until the later of (i) the date the maximum number of Shares identified in Article V has been purchased pursuant to Options granted hereunder, or (ii) the Plan is terminated or suspended pursuant to
Section 7.11. The Committee or the Board may from time to time change the duration and/or frequency of an Offering Period or the frequency with which Shares are purchased under the Plan by announcing such change to Participants at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

                  B. Granting of Options. On the Offering Commencement Date for each Offering Period, a Participant automatically shall be granted a separate Option to purchase for the applicable Exercise Price (as defined in 4.1(C) below) a maximum number of full and fractional Shares equal to the accumulated payroll deductions credited to the Participant's Account as of each Purchase Date for such Period, divided by 85% of the lesser of (i) the Fair Market Value of the Shares on the Offering Commencement Date, or (ii) the Fair Market Value of the Shares on such Purchase Date.

                  C. Exercise Price. The Exercise Price for Options granted hereunder shall be 85% of the lesser of (i) the Fair Market Value of the Shares on the Offering Commencement Date, or (ii) the Fair Market Value of the Shares on the Purchase Date.

         4.2. Exercise of Options

                  A. Automatic Exercise. Except as otherwise provided in the Plan or determined by the Committee, an Option granted to a Participant hereunder shall be deemed to have been exercised automatically on the Purchase Date applicable to such Option. Such exercise shall be for the purchase, on or as soon as practicable after each Purchase Date, of the number of full and/or fractional Shares that the accumulated payroll deductions credited to the Participant's Account as of such Purchase Date will purchase at the applicable Exercise Price (but not in excess of the number of Shares for which an Option has been granted to the Participant pursuant to Section 4.1). The Participant's Account shall be charged for the amount of the purchase, and the Participant's ownership of the Shares purchased shall be appropriately evidenced on the books of the Company.

                  B. Restrictions on Exercise of Options

                            (i)   Exercise  of  Options.   Any  Option   granted
                  hereunder   shall  in  no  event  be  exercisable   after  the
                  expiration of the Offering Period applicable thereto.

                            (ii) Exercise by the  Participant  Only.  During the
                  Participant's lifetime, any option granted to the Participant shall be exercisable only by such Participant.

                            (iii) Other Restrictions. Under no circumstances shall any Option be exercised, nor shall any Shares be issued hereunder, until such time as the Company shall have complied with all applicable requirements of (a) the Act, (b) all applicable listing requirements of any securities exchange on which the Shares are listed, and (c) all other applicable requirements of law or regulation.

                  C. Issuance of Certificates. Until a Participant has satisfied the Holding Period for any Shares held under the Plan, the Shares must (unless a disqualifying disposition is made) remain in a Participant's Account. Therefore, a Participant may not request a certificate for his or her Shares until the Participant has satisfied the Holding Period with respect to Shares. Subject to the immediately preceding sentences of this Section 4.2(C), certificates with respect to Shares purchased hereunder shall be issued to the Participant upon request by the Participant to the party designated by the Plan Administrator. The party designated by the Plan Administrator shall cause the issuance and delivery of such certificates as soon as practicable after receipt of such a request. The Participant shall pay any fees charged by the Transfer Agent and/or the party designated by the Plan Administrator for its services. The Company shall not be required to issue any certificates for fractional shares. If a
Participant  requests  certificates  for Shares,  the  Company  shall pay to the
Participant cash in lieu of any fractional Shares, based on the Fair Market Value of such fractional Shares as of the date of issuance of such certificate(s).

                  D.  Registration  of  Certificates.   Certificates   shall  be
registered only in the name of the Participant.

                  E. Rights as a Shareholder. The Participant shall have no rights or privileges of a shareholder of the Company with respect to Options granted or Shares purchased hereunder, unless and until such Shares shall have been appropriately evidenced on the books of the Company.

                  F. Dividends. If the Company pays a cash dividend on Shares and a Participant is entitled to receive such dividend on Shares that have been purchased under the Plan, such dividend may be paid in cash or in the form of additional Shares, upon such terms and conditions as the Committee shall determine.


                                    ARTICLE V

                                      STOCK

         5.1. Maximum Shares. The maximum aggregate number of Shares which may be purchased under the Plan shall be 1,000,000, subject to adjustment upon certain corporate changes as provided in Section 5.2. If the total number of Shares for which Options have been exercised on any Purchase Date exceeds such maximum number, the Committee shall make a pro rata allocation of the Shares available for purchase in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the Account of each Participant shall, to the extent not applied for the purchase of Shares, be refunded to the Participants as soon as practicable thereafter.

         5.2. Adjustment Upon Corporate Changes. In the event of any stock dividend, stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders (other than ordinary cash dividends), exchange of Shares, or other similar corporate change with respect to the Company, the Committee (i) shall determine the kind of Shares that may be purchased under the Plan after such event, and (ii) may, in its discretion, adjust the aggregate number of Shares available for purchase under the Plan or subject to outstanding Options and the respective Exercise Prices applicable to outstanding Options. Any adjustment made by the Committee pursuant to the preceding sentence shall be conclusive and binding on the Company and all Employees. For purposes of this Section, any distribution of Shares to shareholders in an amount aggregating 20% or more of the outstanding Shares shall be deemed a stock split, and any distribution of Shares aggregating less than 20% of the outstanding Shares shall be deemed a stock dividend.


                                   ARTICLE VI

                                 ADMINISTRATION

         6.1. Appointment of Committee. Except as otherwise delegated by the Committee pursuant to this Article VI, (i) the Plan shall be administered by the Committee, (ii) the Committee shall have full authority to administer and interpret the Plan in any manner it deems appropriate in its sole discretion, and (iii) the determination of the Committee shall be binding on and conclusive as to all parties.

         6.2. Delegation of Certain Authority. The Committee may delegate any or all of its responsibility hereunder to such person or persons as it deems prudent.

         6.3. Compliance with Applicable Law. The Plan shall not be interpreted or administered in any way that would cause the Plan to be in violation of Code
Section 423 or other applicable law.

         6.4. Expenses. The Company shall pay all expenses related to the administration of the Plan except charges imposed by the Transfer Agent for issuing certificates for Shares, sales charges and commissions applicable to the sale of Shares by a Participant, charges for back records and research performed at the request of the Participant, and such other expenses as may be designated by the Committee. The Participant shall pay all expenses related to administration of the Plan that are not paid for by the Company.


                                   ARTICLE VII

                                  MISCELLANEOUS

         7.1. No Employment Rights. The Plan shall not, directly or indirectly, create in any Employee or class of Employees any right with respect to continuation of employment with the Company or any of its divisions, subsidiaries or affiliates. The Plan shall not interfere in any way with the Company's or any of its divisions', Subsidiaries', Parents' or affiliates' right to terminate, or otherwise modify, an Employee's employment at any time.

         7.2. Rights Not Transferable. Any rights of the Participant under the Plan shall not be transferred other than (i) by will, and (ii) by the laws of descent or distribution.

         7.3. Withholding. The Committee shall have the right to make such provisions as it deems appropriate to satisfy any obligation of the Company to withhold federal, state or local income or other taxes incurred by reason of the operation of the Plan.

         7.4. Delivery of Shares to Estate Upon Death. In the event of the death of a Participant, any Shares purchased by the Participant hereunder, other than Shares as to which the Participant previously received certificates, shall be issued and delivered to the estate of the Participant as soon as practical thereafter.

         7.5. Effect of Plan. The provisions of the Plan shall be binding upon, and inure to the benefit of, all successors of each Participant, including without limitation the Participant's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

         7.6. Use of Funds. All funds received or held by the Company pursuant to the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such funds from its general assets. Participants should be aware that the Plan is an unfunded plan and, therefore, with respect to such funds, Participants are unsecured creditors of the Company.

         7.7. Plan Share Purchases. Shares subject to purchase by Participants under the Plan shall, in the discretion of the Committee, be made available from treasury Shares, authorized but unissued Shares, re-acquired Shares, and/or Shares purchased on the open market.

         7.8. Effective Date. The Plan shall be effective on the first business day occurring after April 16, 1998, subject to its approval by the stockholders of the Company.

         7.9. Amendments to the Plan. The Committee may from time to time make amendments to the Plan that it deems advisable and consistent with the purposes of the Plan and applicable law. Notwithstanding the foregoing, no amendment that would (i) effect an increase in the number of Shares which may be purchased under the Plan, which increase is of a type that would require shareholder approval under Code Section 423, or (ii) effect a change in the designation of the corporations whose Employees may be offered Options under the Plan, which change is of a type that would require shareholder approval under Code Section 423, shall become effective unless the shareholder approval required by Code
Section 423 is obtained.

         7.10. Subsidiary Plans Required to Satisfy Local Law. The Committee may approve or adopt discount Share purchase plans, or other similar or related plans consistent with the purposes of the Plan, for Employees of subsidiaries of the Company as required to meet the provisions of the tax or securities laws or other applicable laws, rules or regulations in the jurisdictions in which any subsidiary operates. Any Shares purchased under any such subsidiary plans shall be deemed to have been purchased under the Plan. The Committee, in its sole discretion and to the extent permitted by applicable law, may delegate its authority under this Section to (i) any other appropriate committee of the Company, or (ii) to the Chief Executive Officer of the Company or any other appropriate officer of the Company.

         7.11. Termination or Suspension of the Plan. The Board shall have the power at any time to terminate or suspend the Plan and all rights of Employees under the Plan. Unless earlier terminated, the Plan will terminate by virtue of its terms on April 16, 2008.

         7.12. Governing Law. The laws of the State of New Jersey shall govern all matters relating to the Plan, except to the extent such laws are superseded by the laws of the United States.

         7.13. Merger Clause. The terms of the Plan are wholly set forth in this document, including certain standards of certain other plans which are to be applied to an Employee for purposes of the Plan to the extent provided herein, regardless of whether such Employee is covered under such plans. This Section shall in no way limit the authority of the Committee to administer the Plan as provided herein.